SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

TELETOUCH COMMUNICATIONS, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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TELETOUCH COMMUNICATIONS, INC.

1913 DEERBROOK DRIVE

TYLER, TEXAS 75703

February 25, 2005

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Teletouch Communications, Inc. on March 25, 2005. The Annual Meeting will begin at 10:00 a.m. local time at the Hotel Adolphus, 1321 Commerce Street, Dallas, Texas 75202.

Information regarding each of the matters to be voted on at the Annual Meeting is contained in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. We urge you to read the Proxy Statement carefully. In addition to the formal items of business, I will be available at the meeting to answer your questions. The Proxy Statement is being mailed to all stockholders on or about February 25, 2005.

Please note that only shareholders of record at the close of business on January 26, 2005 may vote at the meeting. Your vote is important. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card promptly. If you attend the meeting and prefer to vote in person, you may do so.

We look forward to seeing you in Dallas on March 25, 2005.

Very truly yours,

Robert M. McMurrey

Chairman of the Board

TELETOUCH COMMUNICATIONS, INC.

1913 DEERBROOK DRIVE

TYLER, TEXAS 75703

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF TELETOUCH COMMUNICATIONS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Teletouch Communications, Inc., a Delaware corporation, will be held on March 25, 2005, at the Hotel Adolphus, 1321 Commerce Street, Dallas, Texas 75202, at 10:00 a.m. local time, and thereafter as it may from time to time be adjourned, for the purposes stated below:

1.	To elect two Class I directors;

2.	To approve an amendment to the Company’s Certificate of Incorporation and Bylaws to eliminate the classified board;

3.	To ratify the selection of BDO Seidman, LLP as the Company’s independent registered public accountants; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting of Stockholders. The stock transfer books will not be closed. A complete list of these stockholders will be open for the examination by any stockholder at the Company’s principal offices in Tyler, Texas for any purpose germane to the meeting for a period of ten days prior to the Annual Meeting. The list also will be available for the examination by any stockholder present at the Annual Meeting. Only those stockholders of record at the close of business on January 26, 2005 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournments thereof. Please note that information relating to stockholder proposals and submissions is located at the end of this proxy statement for your reference.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED.

Tyler, Texas February 25, 2005	By order of the Board of Directors
TELETOUCH COMMUNICATIONS, INC.

Douglas E. Sloan, Corporate Secretary

TELETOUCH COMMUNICATIONS, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 25, 2005

PROXY STATEMENT

Dated February 25, 2005

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Teletouch Communications, Inc., a Delaware corporation (Teletouch or the Company), for use at the Annual Meeting of Teletouch stockholders to be held at the Hotel Adolphus, 1321 Commerce Street, Dallas, Texas 75202, on March 25, 2005, at 10:00 a.m. local time, and at any adjournments or postponements of the Annual Meeting. This proxy statement summarizes the information you need to make an informed vote on the proposals to be considered at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card using the envelope provided.

HOW MANY VOTES DO I HAVE?

We will send this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about February 25, 2005, to all stockholders. Stockholders who owned Teletouch common stock at the close of business on January 26, 2005 (the Record Date) are entitled to one vote for each share of common stock they held on that date, in all matters properly brought before the Annual Meeting.

On the Record Date, there were two classes of stock issued and outstanding, the common stock and the Series C Preferred Stock. On that date there were 4,546,980 shares of common stock outstanding and 1,000,000 shares of Series C Preferred Stock issued and outstanding. Each share of common stock is entitled to one vote. The Series C Preferred Stock is non-voting.

WHAT PROPOSALS WILL BE ADDRESSED AT THE ANNUAL MEETING?

We will address the following proposals at the Annual Meeting:

1.	Election of two Class I directors;

2.	Amendment of the Company’s Certificate of Incorporation and Bylaws to eliminate the classified board;

3.	Ratification of the selection of BDO Seidman, LLP as the Company’s independent registered public accountants; and

4.	Transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors has taken unanimous affirmative action with respect to each of the foregoing proposals and recommends that the stockholders vote FOR each of the proposals.

WHO MAY VOTE ON THESE PROPOSALS?

All of the holders of record of Teletouch common stock at the close of business on January 26, 2005 will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 4,546,980 shares of common stock outstanding and entitled to vote.

The Notice of Annual Meeting, this proxy statement, the enclosed proxy and the Teletouch’s Annual Report on Form 10-K for the year ended May 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended November 30, 2004 are being mailed to stockholders on or about February 25, 2005.

WHY WOULD THE ANNUAL MEETING BE POSTPONED?

The Annual Meeting will be postponed if a quorum is not present at the Annual Meeting on March 25, 2005. The presence in person or by proxy of at least one-third of the shares of common stock outstanding as of the Record Date, taken together as a single class, will constitute a quorum and is required to transact business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.

For purposes of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purposes of determining the existence of a quorum at the Annual Meeting.

A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans.

HOW DO I VOTE BY PROXY?

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.

If you properly fill in your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

•	FOR the election of the Class I director nominees;

•	FOR the amendment of the Company’s Certificate of Incorporation and Bylaws to eliminate the classified board; and,

•	FOR the ratification of the selection of BDO Seidman, LLP as the Company’s independent registered public accountants.

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time this proxy statement went to press, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

HOW DO I VOTE IN PERSON?

If you plan to attend the Annual Meeting and vote in person on March 25, 2005 or at a later date if the meeting is postponed, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney executed by the broker, bank or other nominee that owns the shares of record for your benefit and authorizing you to vote the shares.

MAY I REVOKE MY PROXY?

If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in three ways:

•	You may send in another proxy with a later date; or

•	You may notify Teletouch in writing (by you or your attorney authorized in writing, or if the stockholder is a corporation, under its corporate seal, by an officer or attorney of the corporation) at our principal executive offices before the Annual Meeting, that you are revoking your proxy; or

•	You may vote in person at the Annual Meeting.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

Proposal 1:    Election of Directors

A plurality of the eligible votes cast is required to elect director nominees. A nominee who receives a plurality means he has received more votes than any other nominee for the same director’s seat. There are two nominees for the two Class I seats.

Proposal 2:    Amendment of the Company’s Certificate of Incorporation and Bylaws

The approval of Proposal 2 requires an affirmative vote of a majority of the outstanding shares of common stock entitled to vote, in person or by proxy, at the Annual Meeting. Upon approval by the required stockholder vote, the amendment will become effective upon the filing of the Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, which filing is anticipated to occur during or shortly following the Annual Meeting. A copy of the Certificate of Amendment to the Certificate of Incorporation is included as Appendix B to this proxy statement.

Proposal 3:    Ratification of Independent Accountants

The approval of Proposal 3 requires the affirmative vote of a majority of the votes cast, voting in person or by proxy.

ARE THERE ANY DISSENTERS’ RIGHTS OF APPRAISAL?

The Board of Directors is not proposing any action for which the laws of the State of Delaware, the Certificate of Incorporation or the By-Laws of Teletouch provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder’s shares.

WHO BEARS THE COST OF SOLICITING PROXIES?

Teletouch will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. We estimate that the costs associated with solicitations of the proxies requested by this proxy statement will be approximately $5,000.

WHERE ARE TELETOUCH’S PRINCIPAL EXECUTIVE OFFICES?

The principal executive offices of Teletouch are located at 1913 Deerbrook Drive, Tyler, Texas 75703 and our telephone number is (903) 595-8800.

HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT TELETOUCH?

The Company will, upon written request of any stockholder, furnish without charge a copy of its Annual Report on Form 10-K for the year ended May 31, 2004, as filed with the Securities and Exchange Commission (SEC), without exhibits. Please address all such requests to Teletouch Communications, Inc., 1913 Deerbrook Drive, Tyler, Texas 75703, Attention: Corporate Secretary. Exhibits to the Form 10-K will be provided upon written request and payment of an appropriate processing fee.

Teletouch is subject to the informational requirements of the Securities Exchange Act of 1934 (Exchange Act) which requires that Teletouch file reports, proxy statements and other information with the SEC. The SEC maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants, including Teletouch, that file electronically with the SEC. The SEC’s website address is www.sec.gov. In addition, Teletouch’s Exchange Act filings may be inspected and copied at the public reference facilities of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549; and at the SEC’s regional offices at 233 Broadway, New York, NY 10279 and Citicorp Center, 500 West Madison Street, Room 1400, Chicago, IL 60661. Copies of the material may also be obtained upon request and payment of the appropriate fee from the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

INFORMATION ABOUT TELETOUCH STOCK OWNERSHIP

WHICH STOCKHOLDERS OWN AT LEAST FIVE PERCENT OF TELETOUCH?

The shares of common stock are the only voting securities of Teletouch. The following table shows, as of the Record Date, and to the best of our knowledge, all persons known by Teletouch to be the beneficial owners of five percent or more of Teletouch common stock as of the close of business on the Record Date. As of January 26, 2005, 4,976,189 shares of Common Stock were issued and 4,546,980 shares of Common Stock were outstanding, 1,000,000 shares of Series C preferred stock were issued and outstanding.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned (1)	Percentage of Common Shares Beneficially Owned
Robert M. McMurrey (2)(3)(5) 1913 Deerbrook Drive Tyler, TX 75703	1,257,108	27.5%

Rainbow Resources, Inc. (5) 1913 Deerbrook Drive Tyler, TX 75703	1,200,000	26.4%

J. Kernan Crotty (2)(3)(4) 1913 Deerbrook Drive Tyler, TX 75703	699,000	13.5%

John C. Maggart (6) 201 Fourth Avenue North 11th Floor Nashville, TN 37219	267,523	5.9%

(1)	Unless otherwise noted in these footnotes, Teletouch believes that all shares referenced in this table are owned of record by each person named as beneficial owner and that each person has sole voting and dispositive power with respect to the shares of common stock owned by each of them. In accordance with Rule 13d-3, each person’s percentage ownership is determined by assuming that the options or convertible securities that are held by that person, and which are exercisable within 60 days, have been exercised or converted, as the case may be.

(2)	Executive Officer.

(3)	Director.

(4)	Includes 650,000 shares of common stock underlying stock options granted to Mr. Crotty.

(5)	Mr. McMurrey has voting and dispositive power over all Teletouch securities owned by Rainbow Resources, Inc. (“RRI”). The figures for Mr. McMurrey include the 1,200,000 shares held of record by RRI. Also includes 16,666 shares which may be acquired upon exercise of an option granted to Mr. McMurrey. Does not include 43,499,984 shares of common stock issuable upon the conversion of 988,636 shares of Series C Preferred Stock held by TLL Partners, a wholly-owned subsidiary of Progressive Concepts Communications Inc. (“PCCI”); Mr. McMurrey is the controlling person of PCCI by virtue of his being its majority stockholder over which entity Mr. McMurrey exercises control. The terms of Series C Preferred Stock state that the shares cannot be exercised or converted into the common shares until May 15, 2005. The number and percentage of common shares beneficially owned by PCCI assuming the issuance of 43,499,984 shares of common stock upon the conversion of 988,636 shares of Series C Preferred Stock held by TLL Partners would be 43,499,984 or 90.5%. Assuming the conversion of the Series C Preferred Stock, Mr. McMurrey’s beneficial ownership would be 48,063,630 shares or 93.1%.

(6)	Includes a total of 94,302 common shares that are held in three individual trusts for which Mr. John C. Maggart is the trustee. Also includes 173,221 common shares individually held by Mr. Maggart as of the Record Date. Further, Mr. Maggart holds warrants to purchase additional 500,000 shares of the Teletouch common stock. The terms of the warrant state that it cannot be exercised or converted into common shares until May 15, 2005.

HOW MUCH STOCK IS OWNED BY DIRECTORS AND EXECUTIVE OFFICERS?

The following table shows, as of the Record Date, the securities owned by each director and executive officer and all executive officers and directors as a group. As of the Record Date, all of our present directors and executive officers, as a group of six persons, own beneficially 2,012,098 shares (a beneficial ownership of 38.2%) of our common stock.

Name and Address Of Beneficial Owner	Number of Common Shares Beneficially Owned (1)	Percentage of Common Shares Beneficially Owned
Robert M. McMurrey (2)(3)(5) 1913 Deerbrook Drive Tyler, TX 75703	1,257,108	27.5%

J. Kernan Crotty (2)(3)(4) 1913 Deerbrook Drive Tyler, TX 75703	699,000	13.5%

Thomas A. Hyde, Jr. (2)(6) 4455 Camp Bowie Blvd. Fort Worth, TX 76107	—	*

Clifford E. McFarland (3)(7) McFarland, Grossman & Co. 9821 Katy Freeway, Suite 500 Houston, TX 77024	20,662	*

Name and Address Of Beneficial Owner	Number of Common Shares Beneficially Owned (1)	Percentage of Common Shares Beneficially Owned
Henry Y.L. Toh (3)(8) 1111 Hermann Drive, Unit 6E Houston, TX 77004	11,998	*

Marshall G. Webb (3)(8) 6110 Inwood Houston, TX 77057	11,998	*

Susan Stranahan Ciallella (3)(8) Dilworth Paxson, LLP 1735 Market Street, 32nd Floor Philadelphia, PA 19103	11,332	*

All Executive Officers & Directors as a Group (7 Persons)	2,012,098	38.2%

*	Indicates less than 1.0%.

(1)	Unless otherwise noted in these footnotes, Teletouch believes that all shares referenced in this table are owned of record by each person named as beneficial owner and that each person has sole voting and dispositive power with respect to the shares of common stock owned by each of them. In accordance with Rule 13d-3, each person’s percentage ownership is determined by assuming that the options or convertible securities that are held by that person, and which are exercisable within 60 days, have been exercised or converted, as the case may be.

(2)	Executive Officer.

(3)	Director.

(4)	Includes 650,000 shares of common stock underlying stock options granted to Mr. Crotty.

(5)	Mr. McMurrey has voting and dispositive power over all Teletouch securities owned by Rainbow Resources, Inc. (“RRI”). The figures for Mr. McMurrey include the 1,200,000 shares held of record by RRI. Also includes 16,666 shares which may be acquired upon exercise of an option granted to Mr. McMurrey. Does not include 43,499,984 shares of common stock issuable upon the conversion of 988,636 shares of Series C Preferred Stock held by TLL Partners, a wholly-owned subsidiary of Progressive Concepts Communications Inc. (“PCCI”); Mr. McMurrey is the controlling person of PCCI by virtue of his being its majority stockholder over which entity Mr. McMurrey exercises control. The terms of Series C Preferred Stock state that the shares cannot be exercised or converted into the common shares until May 15, 2005. The number and percentage of common shares beneficially owned by PCCI assuming the issuance of 43,499,984 shares of common stock upon the conversion of 988,636 shares of Series C Preferred Stock held by TLL Partners would be 43,499,984 or 90.5%. Assuming the conversion of the Series C Preferred Stock, Mr. McMurrey’s beneficial ownership would be 48,063,630 shares or 93.1%.

(6)	Mr. Hyde was appointed Chief Executive Officer of the Company on October 19, 2004. Under the terms of his employment agreement, Mr. Hyde was granted 500,000 options to purchase shares of Teletouch’s common stock. These shares are not presented as beneficially owned by Mr. Hyde because they do not begin vesting until October 19, 2005.

(7)	Includes 14,662 shares underlying stock options granted to Mr. McFarland and 12,000 shares registered in the name of McFarland, Grossman & Co. (MGCO), of which Mr. McFarland is the President and a director. Such 12,000 shares are held by MGCO for the benefit of another entity of which Mr. McFarland is a 50% owner. Mr. McFarland disclaims ownership of 6,000 of such shares. Does not include securities owned by TLL Partners; Mr. McFarland owns a minority interest in PCCI, the indirect parent of the Company, which is also the parent of TLL Partners.

(8)	Represents shares underlying stock options.

DO ANY OF THE OFFICERS OR DIRECTORS HAVE AN INTEREST IN THE MATTERS TO BE ACTED UPON?

Robert M. McMurrey and Clifford E. McFarland have been nominated for re-election as Class I directors and therefore have an interest in the outcome of Proposal 1. Also, all of the Teletouch directors have an interest in the outcome of Proposal 2 relating to the amendment to our Certificate of Incorporation and Bylaws to eliminate the Board classification and staggered terms. To the best of our knowledge, no directors or officers have an interest, direct or indirect, in any other matters to be acted upon at the Annual Meeting.

DID DIRECTORS, EXECUTIVE OFFICERS AND, GREATER-THAN-TEN PERCENT STOCKHOLDERS COMPLY WITH SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS IN FISCAL 2004?

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of any publicly traded class of our equity securities, to file reports of ownership and changes in ownership of equity securities of the Company with the SEC and the American Stock Exchange. Officers, directors, and greater-than-ten-percent stockholders are required by the SEC’s regulation to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely upon a review of Forms 3 and Forms 4 furnished to Teletouch during the most recent fiscal year, and Forms 5 with respect to its most recent fiscal year, we believe that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed, as necessary, by the officers, directors, and stockholders required to file the same during the year ended May 31, 2004, with the following exceptions: although all filings have been made as of the date hereof, each of the following persons had one Form 4 filed after the required submission date, namely, Messrs. Webb (1 transaction), Crotty (1 transaction), and Toh (3 transactions), and the following persons, namely, Ms. Ciallella (2 transactions) and Mr. McFarland (2 transactions) each had two Forms 4 filed after the required submission date.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS AND EXECUTIVE OFFICERS

Teletouch’s By-Laws provide that the Board of Directors shall be divided into three classes, and that the total number of directors shall consist of a minimum of three and a maximum of twelve members. The Board of Directors currently consists of six members: two Class I Directors (Messrs. McMurrey and McFarland), two Class II Directors (Messrs. Crotty and Webb) and two Class III Directors (Mr. Toh and Ms. Ciallella). Mr. McMurrey and Mr. McFarland, the Class I directors, are standing for re-election for a three-year term at the Annual Meeting. The Class II Directors will stand for re-election at the next Annual Meeting and the Class III directors will stand for re-election at the Annual Meeting in two years. [However, if Proposal 2 included in this proxy statement is approved by the stockholders and the classified board structure is eliminated, then effective with this Annual Meeting and subsequent annual meetings, the three classes of directors then scheduled for election will be elected annually instead of for three-year terms, with the result that at the next annual meeting of stockholders and thereafter, all of our directors will be elected annually. See Proposal 2 included in this proxy statement for a detailed discussion.]

The directors and executive officers of the Company are as follows:

Name	Age	Title
Robert M. McMurrey	58	Chairman of the Board of Directors
Thomas A. “Kip” Hyde, Jr.	43	Chief Executive Officer
J. Kernan Crotty	60	Director, President, Chief Operating Officer, Chief Financial Officer and Assistant Secretary
Clifford E. McFarland	49	Director
Marshall G. Webb	62	Director
Henry Y.L. Toh	47	Director
Susan Stranahan Ciallella	46	Director

Biographical information with respect to the executive officers and directors of Teletouch are set forth below. There are no family relationships between any present executive officers or directors.

Robert M. McMurrey, Chairman of the Board of Directors, has been a director of Teletouch since 1984. He served as Chief Executive Officer until February 2000. He is also the President, Chief Executive Officer, a director and the sole stockholder of Rainbow Resources, Inc. Through Rainbow Resources, Inc., Mr. McMurrey acquired a controlling interest in Teletouch in 1984. Mr. McMurrey is the majority stockholder, a director and an officer of Progressive Concepts Communications, Inc. which is the sole stockholder of Progressive Concepts, Inc. (PCI), a Texas corporation, which is a provider of radio communications, telephone and telecommunication equipment, accessories and supplies. Mr. McMurrey is also an officer and director of PCI. Mr. McMurrey is also a control person of TLL Partners and Rainbow Resources, Inc. The principal business of TLL Partners is to act as a holding company for Mr. McMurrey’s investment in Teletouch securities. Mr. McMurrey was active in the oil and gas industry for over 30 years. Mr. McMurrey received a B.S. Degree in Petroleum Engineering from the University of Texas in 1971.

Thomas A. “Kip” Hyde, Jr., Chief Executive Officer, joined Teletouch in October 2004. Prior to this, Mr. Hyde was employed by Progressive Concepts Communications, Inc. (“PCCI”), a company controlled by Robert McMurrey, our Chairman, in October 2002 as the General Manager of its Hawk Home & Commercial Services division. In June 2003, Mr. Hyde was named President of State Hawk Security, Inc., a wholly owned subsidiary of PCCI, which purchases residential and commercial security contracts primarily from Progressive Concepts, Inc., another wholly owned subsidiary of PCCI. From January 2001 and prior to joining PCCI, Mr. Hyde was the President & CEO of Greenland Corporation, a San Diego, California-based ATM manufacturer and back-office financial services provider. Mr. Hyde was employed by Affiliated Computer Services beginning in March 1995 and served in various management capacities beginning in March 1995, including Vice President of its Electronic Commerce and Banking Services group, Telecommunications Services group and Retail Solutions division. Mr. Hyde holds a B.A. degree in Finance from the University of Texas at Austin.

J. Kernan Crotty joined Teletouch as Executive Vice President and Chief Financial Officer in November 1998. In May 2001 he was promoted to President and Chief Operating Officer in addition to his other duties. Mr. Crotty has been a director of Teletouch since May 2001. From 1995 to 1998, Mr. Crotty was founder and a principal of Latah Creek Investment Company, a manufacturer and importer of home furnishings, as well as a principal and Vice President of Courtside Products, Inc., a manufacturer and importer of sporting goods. Mr. Crotty holds a B.A. degree in Economics from Fordham College and holds an MBA degree in Corporation Finance from New York University.

Clifford E. McFarland has been a director of Teletouch since May 1995. In 1991 Mr. McFarland co-founded McFarland, Grossman & Company (MGCO), an investment bank in Houston, Texas. Mr. McFarland has served as the President and a Managing Director of MGCO since its inception. From time to time, MGCO has rendered investment banking services to Teletouch, and to certain affiliates of Teletouch. See “Compensation of Directors and Executive Officers—Consulting and Other Arrangements.”

Henry Y.L. Toh, an Independent Director, has been a director of Teletouch since November 2001. He is currently serving as a director with four other publicly traded companies. Since 1992, Mr. Toh has served as an officer and director of Acceris Communications, Inc., a publicly held voice-over-IP company. Since December, 1998, Mr. Toh has served as a director of National Auto Credit, Inc., previously an originator of sub-prime automobile financing that is transitioning into new lines of business). Since January 2004, Mr. Toh has served as a director of Isolagen, Inc., a biotechnology company; since March 2004, Mr. Toh has served as a director of Crown Financial Group, Inc., a publicly traded registered broker dealer; and since August 2004 Mr. Toh has served as a director of Vaso Active Pharmaceuticals, Inc., a development stage company formed for the purpose of marketing and distributing over the counter pharmaceuticals. From April 2002 until 2004, Mr. Toh served as a director of Bigmar, Inc., a Swiss pharmaceutical company. Since 1992 Mr. Toh has served as an officer and director of Four M International, Inc., a privately held offshore investment entity. Mr. Toh began his career with KPMG Peat, Marwick from 1980 to 1992, where he specialized in international taxation and mergers and acquisitions. Mr. Toh is a graduate of Rice University.

Susan Stranahan Ciallella, an Independent Director, was appointed to fill a vacancy on the Teletouch Board of Directors in August 2002. Ms. Ciallella is an attorney specializing in securities law, broker-dealer regulation and sports law, and is a licensed securities broker. In 2003 she joined the law firm of Dilworth Paxson, LLP as a partner in the Philadelphia office. From 1998 through 2003, Ms. Ciallella was associated with the law firm of Cozen O’Connor. Prior to 1998, Ms. Ciallella was a member of the firm of Adler & Gold in Cherry Hill, New Jersey. In 2001 Ms. Ciallella was a forum participant in the Securities and Exchange Commission’s 20th Annual Government-Business Forum on Small Business Capital Formation; she is a member of the Pennsylvania and New Jersey bars. She is a graduate of the University of Florida (B.S., 1980) and Rutgers University Law School (J.D., 1995).

Marshall G. Webb, an Independent Director, has been a director of Teletouch since November 2001. He is President of Polaris Group, an advisory firm he founded in January 1999, to provide financial consulting and merger & acquisition services to public and private companies. Since February 2003 he also serves as Chief Executive Officer of HWIGroup, Inc., an early stage company formed to create security services solutions for maritime and land-based facilities including private companies and governmental agencies. Mr. Webb founded and led the IPO of BrightStar Information Technology Group, Inc., a global provider of IT solutions to government and business, and served as its CEO and director from 1997 through 1998. Since April 2004, Mr. Webb has served as a director of Isolagen, Inc., a biotechnology company; since February 2004, he has served as a director of Omni Energy Services Corp., a seismic support and exploration company. Mr. Webb attended Southern Methodist University, is a Certified Public Accountant, and began his career with Peat, Marwick, Mitchell & Co. Mr. Webb is a “financial expert” as that term is defined in Section 407 of the Sarbanes-Oxley Act of 2002 and under the federal securities laws.

Each officer of Teletouch is appointed by the Board of Directors and holds his office(s) at the pleasure and discretion of the Board of Directors.

There are no material proceedings to which any director, director nominee, officer or affiliate of Teletouch, any owner of record or beneficially of more than five percent of any class of voting securities of Teletouch, or any associate of any such director, officer, affiliate or security holder is a party adverse to Teletouch or any of its subsidiaries or has a material interest adverse to Teletouch or any of its subsidiaries.

No director, officer or affiliate of Teletouch, any owner of record or any beneficial owner of more than five percent of any class of voting securities of Teletouch has, during the last five years (i) been convicted of any criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violations with respect to such laws. No family relationships exist by or between any director nominees.

NOMINEES TO THE BOARD OF DIRECTORS

Robert M. McMurrey and Clifford E. McFarland are the Class I nominees for election to the Board of Directors. See “Information about Directors and Executive Officers” above for information relating to their respective business experience. However, if Proposal 2 included in this proxy statement is approved by the stockholders and the classified board structure is eliminated, then effective with this Annual Meeting and subsequent annual meetings, the three classes of directors then scheduled for election will be elected annually instead of for three-year terms, with the result that at the next annual meeting of stockholders and thereafter, all of our directors will be elected annually. See Proposal 2 included in this proxy statement for a detailed discussion.

THE BOARD OF DIRECTORS

The Board of Directors oversees the business affairs of Teletouch and monitors the performance of management. Pursuant to the Teletouch By-Laws, the Board of Directors has established that the Board shall consist of no less than three and no more than twelve members. Currently the number of seats on the Board of

Directors is six. The Board of Directors held four meetings during the fiscal year ended May 31, 2004. The Board of Directors held four meetings during the fiscal year ended May 31, 2004. No director attended fewer than seventy-five percent of the meetings of the Board of Directors or of the committee(s) on which he or she served. Mr. Toh and Ms. Ciallella each attended three of the four Board meetings held during the fiscal year.

BOARD MEMBER ATTENDANCE AT ANNUAL MEETINGS

All current Board members and all nominees for election to our Board of Directors put forward by the Board are required to attend our annual meetings of stockholders, provided, however, that attendance shall not be required if personal circumstances affecting the Board member or director nominee make his or her attendance impracticable or inappropriate. All of our then directors attended the 2003 annual meeting of stockholders.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of directors has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating Committee.

Audit Committee. We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The duties and responsibilities of the Audit Committee are to recommend the selection of the independent public accountants for Teletouch to the Board of Directors, to review the scope and cost of the audit, to review the performance and procedures of the auditors, to review the final report of the independent auditors, to be available for consultation with the independent auditors, to review with the Teletouch chief financial officer and independent auditors corporate accounting practices and policies and financial controls and to perform all other duties as the Board of Directors may from time to time designate. A copy of the Audit Committee Charter was provided to shareholders as an appendix to the proxy statement for last year’s Annual Meeting. The members of the audit committee are Susan Stranahan Ciallella (Chairperson), Marshall G. Webb and Henry Y.L. Toh. The Audit Committee held eleven meetings during the fiscal year ended May 31, 2004. Beginning August 2004, the Board of Directors approved a new compensation program for the members of the Audit Committee. In accordance with the new compensation program, the Chairman of the Audit Committee receives an annual retainer of $10,000 in addition to the annual retainer received for serving on the Board of Directors. Each member of the Audit Committee that is a non-employee, non-affiliate member of the committee is now paid $1,500 for attendance at Audit Committee meetings ($500 for telephonic attendance) which was increased from $500 for attendance in person and $100 for telephonic attendance. Meeting attendance fees are limited to $2,250 per day in the instance of more than one committee or Board of Directors’ in-person meeting in a single day ($750 limit for more than one telephonic meeting in a single day). Such amounts are in addition to reimbursement to such committee members for our-of-pocket expenses related to meeting attendance. Except for fees payable for service on the Board of Directors and its standing committees, no member of the Audit Committee has received any consulting fees or advances from the Company or its subsidiaries. Ms. Ciallella in her capacity as Chairman of the Audit Committee received compensatory fees of $25,700 during the fiscal year ended May 31, 2004. No member of the Audit Committee is an affiliate of the Company or its subsidiaries and each member of the Audit Committee is an independent director of the Company as defined in Section 301(3)(A) of the SOXA and the American Stock Exchange continued listing requirements.

During the fiscal year ended May 31, 2004, Dilworth Paxson, LLP, a firm with which Susan S. Ciallella is a partner, received fees in connection with legal services provided to Teletouch. As of the Record Date, Ms. Ciallella beneficially held 11,332 shares of our securities.

Audit Committee Financial Expert. The Board of Directors has determined that Marshall G. Webb, an Audit, Compensation and Nominating Committee member, is the Audit Committee financial expert as defined by Item 401(h) of Regulation S-K under the Exchange Act and is “independent” within the meaning of Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

Compensation Committee. The duties and responsibilities of the Compensation Committee are to review periodically the compensation of executive officers and other key employees, to consider the design and competitiveness of the Company’s compensation plans, to review and approve senior executive compensation, to administer the Company’s equity compensation plans, bonuses and salaries and to perform all other duties as the Board of Directors may from time to time designate. The members of the Compensation Committee are Marshall G. Webb (Chairman), Henry Y.L. Toh and Susan Stranahan Ciallella. During the fiscal year ended May 31, 2004, the Compensation Committee held two meetings.

Executive Committee. The duties and responsibilities of the Executive Committee are to exercise the powers and authority of the Board of Directors in the management of the business and affairs of Teletouch, to the extent not assigned to other committees of the Board of Directors and to the extent permitted by Delaware law and the By-Laws of Teletouch. Robert M. McMurrey (Chairman), J. Kernan Crotty and Clifford E. McFarland are the members of the Executive Committee, which held no meetings during the fiscal year ended May 31, 2004.

Nominating Committee. The duties and responsibilities of the Nominating Committee are: (a) to develop, review, evaluate and recommend to the Board of Directors the corporate governance principles applicable to the Company; (b) to identify and recommend individuals qualified to become members of the Board and its committees; and (c) to recommend the Board selections for our director nominees for the next annual meeting of stockholders. The Nominating Committee may, to the extent it deems appropriate, engage a third party professional search firm to identify and review new director candidates and their credentials. The Nominating Committee was established during the current year so it held no formal meetings during the fiscal year ended May 31, 2004. All of the members of the Nominating Committee, namely, Henry Y. L. Toh (Chairman), Marshall G. Webb, and Susan Stranahan Ciallella, are independent, as defined by the American Stock Exchange. The Nominating Committee has a written charter adopted by the Board of Directors that has been attached as Appendix A to this proxy statement.

Stockholders meeting the following requirements who want to recommend a director candidate may do so in accordance with our By-laws and the following procedures established by the Nominating Committee. We will consider all director candidates recommended to the Nominating Committee by stockholders owning at least 5% of our outstanding shares at all times during the year preceding the date on which the recommendation is made that meet the qualifications established by the Board. To make a nomination for director at an annual meeting, a written nomination solicitation notice must be received by the Nominating Committee at our principal executive office not less than 120 days before the date our proxy statement was mailed to stockholders in connection with our Annual Meeting. The written nomination solicitation notice must contain the following material elements, as well as any other information reasonably requested by us or the Nominating Committee:

•	the name and address, as they appear on our books, of the stockholder giving the notice or of the beneficial owner, if any, on whose behalf the nomination is made;

•	a representation that the stockholder giving the notice is a holder of record of our common stock entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;

•	a complete biography of the nominee, as well as consents to permit us to complete any due diligence investigations to confirm the nominee’s background, as we believe to be appropriate;

•	the disclosure of all special interests and all political and organizational affiliations of the nominee;

•	a signed, written statement from the director nominee as to why the director nominee wants to serve on our Board, and why the director nominee believes that he or she is qualified to serve;

•	a description of all arrangements or understandings between or among any of the stockholder giving the notice, the beneficial owner, if any, on whose behalf the notice is given, each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice;

•	such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by our Board of Directors; and

•	the signed consent of each nominee to serve as a director if so elected.

In considering director candidates, the Nominating Committee will consider such factors as it deems appropriate to assist in developing a board and committees that are diverse in nature and comprised of experienced and seasoned advisors. Each director nominee is evaluated in the context of the full Board’s qualifications as a whole, with the objective of establishing a Board that can best perpetuate our success and represent stockholder interests through the exercise of sound judgment. Each director nominee will be evaluated considering the relevance to us of the director nominee’s skills and experience, which must be complimentary to the skills and experience of the other members of the Board.

AUDIT COMMITTEE REPORT

The following paragraphs constitute the report of the Audit Committee for the fiscal year ended May 31, 2004. In accordance with SEC rules, this report shall not be deemed to be subject to SEC Regulation 14A or to Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any statements or reports filed by Teletouch with the SEC that do not specifically incorporate this report by reference, even if this proxy statement is incorporated into any such report.

The Audit Committee performed the following functions:

•	reviewed and discussed Teletouch’s audited financial statements with management;

•	discussed with Teletouch’s independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss. 380). SAS 61 requires independent auditors to communicate certain matters related to the scope and conduct of an audit, including the adequacy of staffing and compensation, to those who have responsibility for oversight of the financial reporting process, specifically the Audit Committee. Among the matters to be communicated to the Audit Committee are: (i) methods used to account for significant unusual transactions; (ii) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (iii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates and (iv) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements in addition to discussing the adequacy and effectiveness of the accounting and financial controls (including the Company’s system to monitor and manage business risk) and legal and ethical compliance programs;

•	received the written disclosures and the letter from the independent accountants required by Independence Standards Board (ISB) Standard No. 1 (Independence Discussions with Audit Committees), discussed with the independent accountant relating to the independent accountant’s independence from the Company’s management and from the Company and the matters included in the written disclosures required by the ISB in accordance, with SEC Rule 201-2.01, and reviewed and recommended to the Board the selection of the Company’s independent auditors;

•	reviewed the interim financial statements with the Company’s management and the independent auditors prior to filing the Company’s Quarterly Reports on Form 10-Q and discussed the results of the quarterly reviews and other matters to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards; and

•	based on the review and discussions above with the Company’s management and the independent auditors concerning the quality of accounting principles, reasonableness of significant judgments, clarity of disclosures in the financial statements, results of the annual audit and other matters to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Teletouch’s annual report on Form 10-K for the most recent fiscal year for filing with the SEC.

By the members of the Audit Committee:
Susan Stranahan Ciallella, Chairman
Henry Y.L. Toh
Marshall G. Webb

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

The Audit Committee pre-approves all audit and permissible non-audit services provided to the Company by the independent auditor. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted policies and procedures for the pre-approval of services provided by the independent auditor. Such policies and procedures provide that management and the independent auditor shall submit jointly to the Audit Committee a schedule of audit and non-audit services for approval as part of the annual plan for each fiscal year. In addition, the policies and procedures provide that the Audit Committee also may pre-approve particular services not in the annual plan on a case-by-case basis. Management must provide a detailed description of each proposed service and the projected fees and costs (or a range of such fees and costs) for the service. The policies and procedures require management and the independent auditor to provide quarterly updates to the Audit Committee regarding services rendered to date and services yet to be performed.

As permitted under the Sarbanes-Oxley Act of 2002, the Audit Committee may delegate pre-approval authority to one or more of its members, for audit and non-audit services to a subcommittee consisting of one or more members of the Audit Committee. Any service pre-approved by a delegatee must be reported to the Audit Committee at the next scheduled quarterly meeting.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

The Board desires to foster open communications with its security holders regarding issues of a legitimate business purpose affecting the Company. The Board of Directors has adopted policies and procedures to facilitate written communications by stockholders to the Board. Persons wishing to write to the Board of Directors of Teletouch, or to a specified director or committee of the Board, should send correspondence to the Corporate Secretary at 1913 Deerbrook Drive, Tyler, Texas 75703. Electronic submissions of stockholder correspondence will not be accepted.

The Corporate Secretary will forward to the directors all communications that, in his judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the stockholders, to the functioning of the Board, or to the affairs of Teletouch. Any correspondence received that is addressed generically to the Board of Directors will be forwarded to the Chairman of the Board. If the Chairman of the Board is not an independent director, a copy will be sent to the Chairman of the Audit Committee as well.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash compensation paid for services rendered to Teletouch during the last three fiscal years by each person serving as Teletouch’s Chief Executive Officer and Teletouch’s most highly compensated executive officers serving as such as of May 31, 2004 whose compensation was in excess of $100,000 (“Named Executive Officers”). At May 31, 2004, 2003 and 2002 the position of Chief Executive Officer was vacant and in its absence the duties of such were being performed by J. Kernan Crotty in accordance with the Company’s bylaws.

Name and Principal Position	Annual Compensation				Long Term Compensation Awards
	Year	Salary ($)	Bonus ($) (4)	Other Annual Compensation ($) (5)	Restricted Stock Awards ($) (6)	Securities Underlying Options/ SARs (#)
Robert M McMurrey; Chairman of the Board (1)	2004 2003 2002	75,000 29,463 —	— 50,000 100,000	— — —	— — —	— — —

Thomas A. Hyde, Jr.; Chief Executive Officer (2)	2004 2003 2002	— — —	— — —	— — —	— — —	— — —

J. Kernan Crotty, President, CFO (3)	2004 2003 2002	240,000 240,000 190,385	— 75,000 100,000	10,651 4,316 7,356	— — —	— 166,667 333,333

Note:	This table should be read in conjunction with the descriptions of the respective employment agreements and the related amendments thereto, as provided in “Employment Agreements” discussion of this proxy statement.

(1)	Mr. McMurrey was also Chief Executive Officer of Teletouch until February 2000. He ceased receiving a salary effective April 30, 2001. Beginning January 1, 2003, Mr. McMurrey began receiving a salary of $75,000 annually. In 2003, Mr. McMurrey was granted a bonus of $50,000 by the Compensation Committee which was paid in August 2003. In 2002, Mr. McMurrey was granted a bonus of $100,000 by the Compensation Committee in view of his substantial efforts in effecting the Company’s debt restructuring and equity recapitalization.

(2)	Mr. Hyde became Chief Executive Officer in October 2004. In October 2004, Mr. Hyde entered into an employment agreement with the Company at an annual salary of $250,000 and he is entitled to receive yearly performance related bonus payments with a target annual bonus of $125,000, which could be higher or lower based on the Company’s performance. Notwithstanding the above, Mr. Hyde is entitled to receive a bonus of $125,000 if the Company receives net proceeds from a financing in the amount of at least $3,000,000 during any fiscal year in which Mr. Hyde is employed under his employment agreement. If the Company receives net proceeds from a financing in the amount of at least $10,000,000, Mr. Hyde’s bonus will be increased to $250,000.

(3)	Mr. Crotty became President, Chief Operating Officer, and Chief Financial Officer in May 2001. In April 2002, Mr. Crotty entered into an employment agreement with the Company at an annual salary of $240,000 and he is entitled to receive yearly performance related bonus payments in the range of $50,000 - $100,000. Upon entering this employment agreement in April 2002, Mr. Crotty was paid a signing bonus of $38,000.

(4)	Unless otherwise indicated, bonuses shown were paid in the fiscal year following the year in which services were provided.

(5)	Represents contributions made by Teletouch pursuant to its 401(k) Plan.

(6)	As of the end of the last fiscal year, there were no restricted stock holdings by any of our Named Executive Officers.

OPTION/SAR GRANTS IN LAST FISCAL YEAR (2004)

There were no options granted during the fiscal year ended May 31, 2004 for the Named Executive Officers.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR; FISCAL YEAR-END OPTION/SAR VALUES

The following table sets forth certain information with respect to options exercised during the fiscal year ended May 31, 2004 by Named Executive Officers and with respect to unexercised options held by such persons at the end of the fiscal year ended May 31, 2004.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised in the Money Options/SARs at FY-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert M. McMurrey	—	—	16,666	0	$7,333	$—
Thomas A. Hyde, Jr.	—	—	0	0	$—	$—
J. Kernan Crotty	—	—	568,417	81,583	$225,101	$31,399

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following paragraphs constitute the report of the Compensation Committee of the Board of Directors on executive compensation policies for the fiscal year ended May 31, 2004. In accordance with SEC rules, this report shall not be deemed to be incorporated by reference into any statements or reports filed by Teletouch with the SEC that do not specifically incorporate this report by reference, even if this proxy statement is incorporated into any such report.

The Compensation Committee consists entirely of independent directors in accordance with the American Stock Exchange requirements. The Committee oversees and administers the Company’s compensation program for its executive officers. The Compensation Committee bases its decisions on both individual performance and the Company’s financial results. All compensation decisions are made solely by the Compensation Committee; however, the Compensation Committee may consult with the Chairman of the Board, the Company’s Chief Executive Officer and Chief Operating Officer as part of its decision making process when examining their respective compensation packages. However, the Chief Executive Officer, as required by the AMEX, may not be present during voting or deliberations as to his compensation.

Objectives. The objectives of the Company’s executive compensation program are to:

•	Attract and retain talented and productive executive officers;

•	Provide incentives for executive officers for superior performance; and

•	Align interests of the executive officers with those of the Company and reward executive officers according to their contribution to the Company’s success.

Components. The principal elements of the compensation program for executive officers are base salary, performance-based annual bonuses and stock options. For a summary of the executive compensation for fiscal year 2004, see the Summary Compensation Table under the heading “Compensation of Directors and Executive Officers” above.

Base Salaries. The Committee has based its decisions on salaries for Teletouch’s executive officers, including its Chairman, Chief Executive Officer, President, Chief Operating Officer and Chief Financial Officer, on a

number of factors, both objective and subjective. Objective factors considered include amounts set in employment agreements or terms of employment, increases in the cost of living, our Company’s overall historical performance, and comparable industry data, although no specific formulas based on such factors have been used to determine salaries. Salary decisions are based primarily on the Committee’s subjective analysis of the factors contributing to our long-term success and of the executive’s individual contributions to such success.

On April 1, 2002, the Company entered into a three-year employment agreement with J. Kernan Crotty, to serve as President, Chief Financial Officer, Chief Operating Officer and Assistant Secretary. The Employment Agreement may be renewed for one additional year, if the Company and Mr. Crotty so agree, no later than thirty days before the expiration of the initial term. On September 16, 2003, Teletouch and Mr. Crotty executed an amended and restated employment agreement for an initial term ending April 1, 2006, also renewable for one additional year, if the Company and Mr. Crotty so agree, no later than thirty days before the expiration of the initial term. See “Employment Agreements.” On November 18, 2004, the Company amended Mr. Crotty’s amended and restated employment agreement to extend, effective November 17, 2004, the period of time from 30 days to on or before January 31, 2005, pursuant to which Mr. Crotty had to claim a diminution of his duties, responsibilities, authority or position in order to receive certain termination payments to which he may have been entitled as a result of Mr. Hyde’s engagement as Chief Executive Officer. Mr. Crotty continues to have the ability to receive termination payments in the event of any other diminution of his duties, responsibilities, authority or position provided that he acts within 30 days of such diminution (see Appendix C “First Amendment to Amended and Restated Employment Agreement”).

On October 19, 2004, the Company entered into an employment agreement with Thomas A. “Kip” Hyde, Jr., to serve as Chief Executive Officer. The employment agreement has an initial term ending May 31, 2007. The Employment Agreement may be renewed for one additional year, if the Company and Mr. Hyde so agree, no later than thirty days before the expiration of the initial term. See “Employment Agreements.”

Effective April 30, 2001, at the initiation of Mr. McMurrey, the Company stopped paying Mr. McMurrey a salary. Subsequently, in order to complete the Company’s debt reorganization, Mr. McMurrey agreed to the condition imposed by Pilgrim, one of the Company’s lenders, that he not receive payment of a salary or other compensation from the Company for his time and efforts expended during the course of the negotiations (provided however, that the Company was allowed to grant him a bonus of no more than $100,000). In January 2003, subsequent to the Company’s retirement of its obligations with Pilgrim, Mr. McMurrey began receiving a salary of $75,000 annually.

Bonuses. The Company rewards its executive officers with annual bonuses based upon the performance of Teletouch and each executive. Bonuses are generally paid if Teletouch meets or surpasses certain annual cash flow objectives, including consideration of EBITDA (earnings before interest, taxes, depreciation and amortization) and if the executive meets or exceeds certain non-financial objectives. The financial objectives for Teletouch and the performance standards for executives are generally established by the Committee. For the fiscal year ended May 31, 2004, neither Mr. Crotty nor Mr. McMurrey received a yearly performance-related bonus

Stock Options. The Committee views stock options as a significant long-term compensation vehicle for Teletouch executive officers. Stock options generally are granted at the prevailing market price on the date of grant and will have value only if the Teletouch stock price increases. Options granted under Teletouch’s 2002 Stock Option and Appreciation Rights Plan (the 2002 Plan) have vesting schedules set by the Compensation Committee, which generally range from two to five years. Grants of stock options generally are based upon the performance of Teletouch, the level of the executive’s position within Teletouch and an evaluation of the executive’s past and expected future performance. The Committee grants stock options periodically, but not necessarily on an annual basis.

On December 17, 2001, the Company granted Mr. Crotty a ten-year non-qualified option to purchase 333,333 shares of the Company’s common stock exercisable for $0.282 per share, vesting pro rata daily commencing December 17, 2001 and ending December 17, 2004. On September 1, 2002, the Company granted Mr. Crotty at ten-year non-qualified option to purchase 166,667 shares of the Company’s common stock, exercisable for $0.333 per share, vesting pro rata daily over a two-year period commencing September 1, 2002.

On October 19, 2004, the Company granted Mr. Hyde a ten-year non-qualified option to purchase 500,000 shares of the Company’s common stock exercisable for $0.384 per share, one third of the options vesting October 19, 2005, one third vesting May 31, 2006 and the final one third vesting May 31, 2007.

In the event of a change of control (as defined in Mr. Crotty’s and Mr. Hyde’s employment agreements) or upon sale of substantially all of the assets of the Company or merger of the Company out of existence, vesting shall accelerate.

President and Chief Financial Officer. The salary established in the fiscal year ended May 31, 2004 for Mr. Crotty, the President, Chief Financial Officer, Chief Operating Officer and Assistant Secretary of Teletouch, was based on the factors and analyses described in this Report. Specific factors considered by the Committee included Mr. Crotty’s responsibilities with Teletouch and the Teletouch executive bonus structure described above.

At the close of the period covered by the foregoing report, Mr. Webb (Chairman), Mr. Toh and Ms. Ciallella were the members of the Compensation Committee.

By the members of the Compensation Committee:
Marshall G. Webb, Chairman
Henry Y.L. Toh
Susan Stranahan Ciallella

PERFORMANCE GRAPH

The following graph compares the Teletouch cumulative total shareholder return since May 31, 1999 with that of the American Stock Exchange (the AMEX Composite Index) and a peer group index. The Peer Group consists of companies of similar size and/or focus and includes Aquis Communications, Inc. and PNI Technologies, Inc. The graph assumes an initial investment of $100.00 on May 31, 1999 and the reinvestment of dividends where applicable. The Company has never paid a dividend on its common stock. The graph assumes that $100 was invested on May 31, 1999 in our common stock and each index and that all dividends were reinvested. The indices are re-weighted daily, using the market capitalization on the previous tracking day. The comparisons shown in the graph below are based upon historical data. The stock price performance shown in the graph below is not necessarily indicative of, or intended to forecast, the potential future performance of the Company’s common stock.

The following represents in table form the same information set forth in the line graph above:

		Fiscal Year ended May 31,
	1999	2000	2001	2002	2003	2004
Teletouch Communications, Inc.	100.00	150.04	58.18	32.73	32.73	49.45
Amex Composite Index	100.00	113.40	113.86	120.91	119.60	160.45
Peer Group	100.00	157.98	10.18	2.34	0.92	1.94

REMUNERATION OF DIRECTORS

Each director of Teletouch who is not a salaried officer or employee of Teletouch or of a subsidiary of Teletouch receives compensation for serving as a director and fees for attendance at meetings of the Board of Directors or of any committee appointed by the Board of Directors as determined by the Board of Directors from time to time. Beginning August 2004, the Company approved a new compensation program for its Board of Directors. Under the newly adopted compensation plan, all non-employee non-affiliate directors will be compensated at the rate $30,000 annually. Teletouch’s policy is that every non-employee, non-affiliate director of Teletouch shall be paid $1,500 for attendance at meetings of the Board of Directors ($500 for telephonic attendance). Prior to this change to the Board of Directors’ compensation, all non-employee non-affiliate directors were compensated at the rate $22,000 annually and paid $500 for attendance at meetings of the Board of Directors ($100 for telephonic attendance). Such amounts are in addition to reimbursement to such directors for out-of-pocket expenses related to meeting attendance.

The directors are also eligible to receive options under our stock option plans at the discretion of the Board of Directors. Beginning August 2004, under the Company’s 2002 Plan, all non-employee non-affiliate directors receive a one-time grant of options to purchase 15,000 shares of common stock upon election as a director plus an additional grant of 10,000 options on the first trading day of each year. Prior to August 2004, all non-employee non-affiliate directors received a one-time grant of options to purchase 10,000 shares of common stock upon election as a director plus an additional grant of 666 options on the first trading day of each year. There may be additional annual grants of options.

EMPLOYMENT AGREEMENTS

Crotty Employment Agreement. On April 1, 2002, the Company entered into a three-year Employment Agreement with J. Kernan Crotty, to serve as President, Chief Financial Officer, Chief Operating Officer and Assistant Secretary. The Employment Agreement may be renewed for one additional year, if the Company and Mr. Crotty so agree, no later than thirty days before the expiration of the initial term. On September 16, 2003, Teletouch and Mr. Crotty executed an Amended and Restated Employment Agreement for an initial term ending April 1, 2006, also renewable for one additional year, if the Company and Mr. Crotty so agree, no later than thirty days before the expiration of the initial term.

As compensation Mr. Crotty is paid a base salary of $240,000 per year. Subject to periodic review by the Board of Directors, and based on the Company’s earnings performance or meritorious performance of his duties, his salary may be increased. He will be entitled to receive yearly bonus payments in the target range of $50,000-$100,000, after the issuance of final audited financial statements. The Compensation Committee will consider actual operating performance compared to budgeted performance of the Company, EBITDA less capital expenditures, and other traditional and subjective performance criteria when determining the Annual Bonus.

In addition to monetary compensation, Mr. Crotty’s employment benefits include disability, health and life insurance, sick leave, vacation and participation in the Company’s Section 401(k) retirement plan. On December 17, 2001, he was granted a ten-year non-qualified stock option to purchase 333,333 shares of the Company’s common stock, exercisable for $0.282 per share, which price was the average closing price for the twenty days preceding the date of grant. Vesting is pro rata daily over a three-year period commencing December 17, 2001.

On September 1, 2002, Mr. Crotty was granted a non-qualified option to purchase 166,667 shares of the Company’s common stock, exercisable for $0.333 per share, which price was the average closing price for the twenty days preceding the date of grant. Vesting is pro rata daily over a two-year period commencing September 1, 2002. In the event of a change of control (as defined in the Employment Agreement) or upon sale of substantially all of the assets of the Company or merger of the Company out of existence, vesting shall accelerate.

The Company may terminate his employment, upon written notice of (1) death; (2) disability, if the disability continues for 120 days in any year or 90 consecutive days; or (3) for cause. The Company may also terminate Mr. Crotty’s employment in the absence of cause for any reason provided that it pay his base salary through April 1, 2006 and a minimum severance bonus of the greater of $100,000 or the amount of the Annual Bonus pro rated for the portion of the year employed prior to termination. The Company has no obligation to pay a severance bonus if the Company’s reported earnings before interest, taxes, depreciation and amortization (a non-GAAP term generally referred to as EBITDA) for the fiscal year is less than 75% of budgeted EBITDA for that fiscal year.

Mr. Crotty may voluntarily terminate his employment upon written notice of a good reason arrived at in good faith. All unvested options granted under his Employment Agreement shall immediately terminate and all vested options shall terminate in accordance with their terms. In the event of Mr. Crotty’s resignation of his employment for good reason, as defined in the Employment Agreement, the Company shall pay a severance package the same as provided for involuntary termination without cause, with the same exceptions.

In the event of termination by the Company for the reasons set forth above, each of the Company and Mr. Crotty shall execute mutual releases of claims against each other prior to Mr. Crotty receiving any post-termination payments. In addition, during the period of his employment, Mr. Crotty may not compete with the Company in any state in which it does business or within 100 miles of such states. However, if the Company fails to make its post-termination payments to him, the non-competition provisions, if any, will be suspended for that period.

Hyde Employment Agreement. Pursuant to the Employment Agreement dated as of October 19, 2004, a copy of which is attached hereto as an exhibit and incorporated herein by reference, the Company agreed to employ Mr. Hyde as a senior executive with the title Chief Executive Officer for an initial term ending May 31, 2007 with a base salary of $250,000 per year, subject to review periodically by the Board of Directors. In addition, Mr. Hyde is entitled to receive an annual bonus each year as determined by the Compensation Committee of the Board of Directors based primarily on mutually agreed upon criteria established with respect to the ensuing fiscal year within 30 days of the end of each fiscal year. Notwithstanding such criteria, Mr. Hyde shall be entitled to receive an annual bonus of 50% of his base salary if in any fiscal year the Company receives net proceeds from a financing in an amount of at least $3 million and an annual bonus of 100% of his base salary if the Company receives net proceeds from a financing in the amount of at least $10 million. The agreement may be terminated by the Company for “Cause” as defined in the agreement. The agreement is also terminable by the Company in the absence of Cause for any reason in the Company’s discretion or by Mr. Hyde for “Good Reason” as defined therein, provided in such event the Company shall pay as liquidated damages or severance pay the following, the “Termination Payments”:

a) (i) the base pay then in effect if the Company receives net proceeds of a financing of $3 million prior to termination or (ii) any time following the completion of the first year of the term of the Agreement for the shorter of the remaining term through May 31, 2007 or 12 months from the date of termination; or

b) for a number of months equal to the number of full months for which he was employed under the agreement prior to his termination in the event the Company does not receive net proceeds of a financing of at least $3 million.

In addition to the Termination Payments in the event of termination by the Company in the absence of Cause or by Mr. Hyde for “Good Reason”, the Company will pay to Mr. Hyde a minimum bonus in an amount equal to the amount of the annual bonus determined under the agreement pro rated for that portion of the fiscal year during which he served as CEO provided, however, that no bonus shall accrue or be payable if the Company’s EBITDA for the fiscal year is less than 75% of budgeted EBITDA for such fiscal year.

In the event of termination by the Company for the reasons set forth above, each of the Company and Mr. Hyde shall execute mutual releases of claims against each other prior to Mr. Hyde receiving any post-termination payments. In addition, during the period of his employment and any period thereafter during which Mr. Hyde is receiving Termination Payments under the employment agreement, Mr. Hyde agreed not to compete with the Company in any state in which it does business or within 100 miles of such states. However, if the Company fails to make its post-termination payments to him, the non-competition provisions, if any, will be suspended for that period.

CONSULTING AND OTHER ARRANGEMENTS

Clifford E. McFarland, a director of Teletouch, is President and a Managing Director of McFarland, Grossman & Company (MGCO). Mr. McFarland’s firm has provided services to Teletouch in connection with seeking additional financing to facilitate the Company’ efforts to retire its obligations with certain lenders as well as provide additional operating capital. In July 2003, the Company entered into an agreement with MGCO to raise funding to allow Teletouch to explore certain acquisition opportunities. During fiscal 2004, MGCO received $70,000 in remuneration from Teletouch for those services and as of May 31, 2004 this agreement has been cancelled.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information as of May 31, 2004, about the Company’s outstanding stock options and shares of Common Stock reserved for future issuance under the Company’s existing equity compensation plans.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in col. (a))
Equity compensation plans approved by security holders(1)	937,487	$0.44	10,062,513

Equity compensation plans not approved by security holders	—	—	—
Totals	937,487	$0.44	10,062,513

(1)	The equity compensation plans approved by security holders are the 1994 Stock Option and Appreciation Rights Plan and the 2002 Stock Option and Appreciation Rights Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

See “Employment Agreements” and “Consulting and Other Arrangements” for descriptions of the terms of employment and consulting agreements between Teletouch and certain officers, directors and other related parties.

On October 26, 2004, the Company announced the execution of letters of intent contemplating the purchase of the home and commercial security alarm businesses owned and operated by Progressive Concepts Communications, Inc. (“PCCI”) group of companies. The proposed acquisitions are to include the acquisition of the assets of the Hawk Security Services (“Hawk”) division of Progressive Concepts, Inc., a subsidiary of PCCI, and the acquisition of all outstanding equity securities of State Hawk Security, Inc., (“State Hawk”) a special purpose entity that acquires security alarm monitoring agreements on a leveraged basis. PCCI is under the control of Robert M. McMurrey, the Company’s Chairman of the Board. It is anticipated that if Hawk and State Hawk are purchased, the consideration would be determined based upon a formula price and would consist of a combination of cash and notes. Each acquisition is subject to the completion of due diligence, necessary contractual and regulatory approvals, negotiation of definitive documentation, receipt of satisfactory financial statements for Hawk and State Hawk, receipt of a fairness opinion acceptable to the Company’s Board and other closing conditions.

PROPOSALS RECOMMENDED FOR CONSIDERATION BY STOCKHOLDERS

PROPOSAL 1

TO ELECT TWO CLASS I DIRECTORS

The Board of Directors currently consists of six members: two Class I Directors (Messrs. McMurrey and McFarland), two Class II Director (Messrs. Crotty, and Webb) and two Class III Directors (Mr. Toh and Ms. Ciallella). Mr. McMurrey and Mr. McFarland, the Class I directors are standing for re-election at this Annual Meeting. The Board of Directors has concluded that the re-election of the Class I directors is in the best interests of Teletouch and recommends stockholder approval of the re-election of Robert M. McMurrey and Clifford E. McFarland for three-year terms, and until their successors have been duly elected and shall qualify. [However, if Proposal 2 included in this proxy statement is approved by the stockholders and the classified board structure is eliminated, then effective with this Annual Meeting and subsequent annual meetings, the three classes of directors then scheduled for election will be elected annually instead of for three-year terms, with the result that at the next annual meeting of stockholders and thereafter, all of our directors will be elected annually. If Proposal 2 is not approved, the Board will maintain its classification and one-third of the Board will stand for election in any given year in accordance with our Certificate of Incorporation and Bylaws. Specifically, if this Proposal 2 is not approved, the Class I directors will serve for a three year term.] See Proposal 2 for an additional discussion of this matter. Biographical information concerning Messrs. McMurrey and McFarland and the other Teletouch directors can be found under “Information About Directors and Executive Officers.”

Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the re-election of Messrs. McMurrey and McFarland, the Board of Directors’ nominees. Although the Board of Directors of Teletouch does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the person(s) named in the enclosed proxy will vote for the election of such other persons as may be nominated by the Board of Directors.

Vote Required and Board Recommendation

Messrs. McMurrey and McFarland must receive a plurality of votes cast in order to be elected.

The Board of Directors unanimously recommends a vote FOR the re-election of Messrs. McMurrey and McFarland.

PROPOSAL 2

TO APPROVE AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION

AND BYLAWS TO ELIMINATE THE CLASSIFIED BOARD

Our Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, with each class having a three-year term. In February 2005, the Board adopted, subject to stockholder approval, a resolution to amend Article V of its Certificate of Incorporation (and to make a corresponding change to our Bylaws) to eliminate the classified Board of Directors. The proposal would allow for the annual election of directors in the manner described below. The Board of Directors has set the current number of directors at six members. The proposal would not change the present number of directors and the Board will retain the authority to change that number and to fill any vacancies or newly created directorships.

Background of Proposal

Classified or staggered boards have been widely adopted and have a long history in corporate law. Proponents of classified boards assert they promote the independence of directors because directors elected for multi-year terms are less subject to outside influence. Proponents of a classified structure for the election of directors also believe it provides continuity and stability in the management of the business and affairs of a company because a majority of directors always has prior experience as directors of the company. This continuity and long-term focus is particularly important to research-based organizations, such as ours, where product and technology development is complex and long-term. Proponents further assert that classified boards may enhance stockholder value by forcing an entity seeking control of a target company to initiate arms-length discussions with the board of a target company because the entity is unable to replace the entire board in a single election. This system for electing and removing directors was adopted by the Company’s stockholders in 1994, and has worked well for the past ten years.

Alternatively, some investors view classified boards as having the effect of reducing the accountability of directors to stockholders because classified boards limit the ability of stockholders to evaluate and elect all directors on an annual basis. The election of directors is a primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies. In addition, opponents of classified boards assert that a classified structure for the election of directors may discourage proxy contests in which stockholders have an opportunity to vote for a competing slate of nominees and therefore may erode stockholder value.

Prior to implementing this change to the corporate governance structure of the Company in 1994, the Board considered carefully the advantages and disadvantages of implementing a classified board structure and concluded that it would be in the best interests of the Company and its stockholders to maintain a classified board. The Company’s principal stockholder and Chairman of the Board, Robert McMurrey, requested that the Nominating Committee give due consideration to the various arguments for and against a classified board, including consultation with internal and outside advisors. After this review, the Board, based upon the recommendation of the Nominating Committee, decided that it is an appropriate time to propose eliminating the classified Board. This determination by the Board furthers its goal of ensuring that the Company’s corporate governance policies maximize management accountability to stockholders and would, if adopted, allow stockholders the opportunity each year to register their views on the performance of the entire Board of Directors. Accordingly, the Board, after further review and deliberation, has determined that eliminating the classified Board is in the best interests of the Company and its stockholders. Elimination of the classified board requires amendment of the Certificate of Incorporation.

IF THIS PROPOSAL IS APPROVED BY THE STOCKHOLDERS AND THE CLASSIFIED BOARD STRUCTURE IS ELIMINATED, THEN EFFECTIVE WITH THIS ANNUAL MEETING AND SUBSEQUENT ANNUAL MEETINGS, THE THREE CLASSES OF DIRECTORS THEN SCHEDULED FOR ELECTION WILL BE ELECTED ANNUALLY INSTEAD OF FOR THREE-YEAR TERMS, WITH THE RESULT THAT AT THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND THEREAFTER, ALL OF OUR DIRECTORS WILL BE ELECTED ANNUALLY. THE RECOMMENDED AMENDMENT TO THE CERTIFICATE OF INCORPORATION WILL ALLOW OUR STOCKHOLDERS TO REVIEW AND EXPRESS THEIR OPINIONS ON THE PERFORMANCE OF OUR DIRECTORS EACH YEAR AT OUR ANNUAL STOCKHOLDER MEETINGS. IF THIS PROPOSAL IS NOT APPROVED, THE BOARD WILL MAINTAIN ITS CLASSIFICATION AND ONE-THIRD OF THE BOARD WILL STAND FOR ELECTION IN ANY GIVEN YEAR IN ACCORDANCE WITH OUR CERTIFICATE OF INCORPORATION AND BYLAWS.

Stockholders also should note that in accordance with Delaware law, our Certificate of Incorporation provides that any director or the entire board of directors may be removed with or without “cause” and with the vote of at least two-thirds of the shares of stock then entitled to vote in an election of our directors. Under Delaware law, the term “cause” is very limited and applies to conduct constituting gross negligence or intentional misconduct. We are not proposing to amend this provision, which will remain in effect.

The proposed amendment to our Certificate of Incorporation under this proposal is set forth in Appendix B to this proxy statement. If approved, this proposal will become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, which the Company would do during or shortly following the Annual Meeting. At such time, the Board would implement a corresponding amendment to the Company’s Bylaws that would make the Bylaws consistent with the proposed amendment to eliminate the classified Board.

Required Vote and Board Recommendation

The approval of Proposal 2 requires an affirmative vote of a majority of the outstanding shares of common stock entitled to vote, in person or by proxy, at the Annual Meeting.

The Board of Directors unanimously recommends a vote FOR the proposed amendment to the Company’s Certificate of Incorporation and Bylaws to eliminate classified Board.

PROPOSAL 3

TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP AS INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The Board, upon recommendation of the Audit Committee, concluded that the engagement of BDO Seidman, LLP (“BDO Seidman”) as our independent registered public accountants was in the best interests of Teletouch. Since BDO Seidman’s engagement in September 2003, there have been no disagreements with BDO Seidman on accounting and financial disclosure matters. We have been informed that neither BDO Seidman nor any of its partners have any direct financial interest or any material indirect financial interest in the Company nor had any connection during the past three years with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representative(s) of BDO Seidman are expected to be present at the Annual Meeting and will be available to respond to questions. They will have an opportunity, if they so desire, to make a statement and respond to appropriate questions from the stockholders. The Audit Committee has considered the compatibility of non-audit services provided to the Company by BDO Seidman during the last fiscal year in relationship to maintaining the auditor’s independence. In the event that ratification of this selection of auditors is not approved by the stockholders, we will reassess our selection of auditors. This reassessment could result in a delay of the appointment of independent auditors due to the difficulty and expense of the selection process.

Changes in Independent Registered Public Accountants

On September 18, 2003, Teletouch approved the engagement of the public accounting firm of BDO Seidman as the Company’s new independent registered public accountants, effective immediately. BDO Seidman was engaged to (i) audit and report on our consolidated balance sheet as of May 31, 2004 and the consolidated statement of operations, shareholders’ equity and cash flows for the same fiscal period, and (ii) perform a review of the unaudited condensed quarterly financial statements to be included in our quarterly reports on Form 10-Q which review will include financial quarters in the fiscal year ending May 31, 2004. BDO Seidman’s engagement as the Company’s new independent registered public accountants was approved by the Audit Committee of the Board.

During our two most recent fiscal years or any subsequent interim period, we have not engaged BDO Seidman as either the principal accountant to audit our financial statements. Nor has the Company or someone on its behalf consulted BDO Seidman regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the registrant’s financial statements, and either a written report was provided to the Company or oral advice was provided that the new accountant concluded was an important factor considered by the registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) and the related instructions to this item) or a reportable event (as described in Item 304(a)(1)(v)), during the Company’s two most recent fiscal years or any subsequent interim period.

Ernst & Young LLP (E&Y) was previously our independent accountants. In July 2003, the Company decided to solicit proposals from other accounting firms to perform independent accounting services for the Company in the 2004 fiscal year and invited E&Y to submit its proposal. E&Y declined to submit such proposal for the Company’s consideration, and on September 12, 2003, forwarded a letter to the Company indicating “. . . that the client-auditor relationship has ceased.” The E&Y audit reports on the consolidated financial statements of the Company and subsidiaries as of and for the years ended May 31, 2003 and 2002, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. Further, in connection with the audits of the two fiscal years ended May 31, 2003 and 2002, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. Additionally, in connection with the audits of the two fiscal years ended May 31, 2003 and 2002, there were no reportable events (as defined in Item 304(a)(1)(v)).

	Fiscal year ended
	5/31/04	5/31/03
Audit fees	$161,821	$173,325
Audit-related fees	22,210	77,600
Tax fees	39,635	56,250
All other fees	—	—

Total fees paid to independent auditors	$223,666	$307,175

Audit fees. For the fiscal year ended May 31, 2004 Teletouch paid to BDO Seidman audit fees of approximately $161,821, billed for professional services for the audit of Teletouch’s annual financial statements for the fiscal year ended May 31, 2004 and the reviews of the financial statements included in Teletouch’s quarterly filings on Form 10-Q for the respective period.

Audit-related fees. For the fiscal year ended May 31, 2004 Teletouch paid to BDO Seidman fees of approximately $22,210, billed for assurance and related services by the Company’s auditors that are reasonably related to the performance of the review of the Company’s financial statements included its quarterly filings on Form 10-Q for the respective periods. The services thus provided by the Company’s auditors during fiscal 2004 included fees and expenses related to accounting consultations related to the asset purchase from Delta Communications, the issuance of the Streamwaves Note, and general ledger system conversion.

Tax fees. For the fiscal year ended May 31, 2004, Teletouch paid to BDO Seidman fees of approximately $39,635, billed for tax compliance, tax advice and tax planning. The services provided by Teletouch’s auditors during fiscal 2004 included state and local tax consultation and compliance services.

All other fees. There were no fees billed or rendered by BDO Seidman, LLP for other services for the fiscal year ended May 31, 2004.

The accounting firm of Ernst & Young LLP (E&Y) was the Company’s independent accounting firm during the fiscal year ended May 31, 2003.

Audit fees. For the fiscal year ended May 31, 2003 Teletouch paid to E&Y audit fees of approximately $173,325, billed for professional services rendered for the audit of Teletouch’s annual financial statements for the fiscal year ended May 31, 2003 and the reviews of the financial statements included in Teletouch’s quarterly filings on Form 10-Q for the respective period.

Audit-related fees. For the fiscal year ended May 31, 2003 Teletouch paid to E&Y fees of approximately $77,600 billed for assurance and related services by the Company’s auditors that are reasonably related to the performance of the audit of Teletouch’s annual financial statements for the fiscal year ended May 31, 2003 or reviews of the Company’s financial statements included in the Company’s quarterly filings on Form 10-Q for the respective period. The services provided by the Company’s auditors during fiscal 2003 included fees and expenses related to accounting consultations related to the Company’s store closings, fixed asset write-off, and general ledger system conversion.

Tax fees. For the fiscal year ended May 31, 2003, Teletouch paid to E&Y fees of approximately $56,250 billed for tax compliance, tax advice and tax planning. The services provided by Teletouch’s auditors during fiscal 2003 included state and local tax consultation and compliance services.

All other fees. There were no fees billed or rendered by E&Y for other services for the fiscal year ended May 31, 2003.

Vote Required and Board Recommendation

Proposal 3 must be approved by a majority of the votes cast in order to be effective. Therefore, any shares that are not voted, including shares represented by a proxy which is marked “abstain,” will not count either “for” or “against” Proposal 3.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of BDO Seidman as independent registered public accountants for Teletouch.

OTHER PROPOSED ACTION

The Board of Directors does not intend to bring any other matters before the Annual Meeting, nor does the Board of Directors know of any matters which other persons intend to bring before the Annual Meeting. If, however, other matters not mentioned in this proxy statement properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the Board of Directors.

STOCKHOLDER PROPOSALS AND SUBMISSIONS

The Board of Directors presently intends to hold our next Annual Meeting on or about October 25, 2005. A proxy statement and notice of this meeting will be mailed to all stockholders approximately one month prior to that date. In order to be eligible for inclusion in our proxy statement for the next annual meeting, a proposal of a stockholder must be received at our principal executive offices located in Tyler, Texas no later than 120 days prior to the first anniversary of the date of this proxy statement (the “Deadline”); provided, however, that in the event that the date of the meeting is advanced by more than 30 days from the date of the Annual Meeting, notice by the stockholder must be received no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made. All stockholder proposals received after the Deadline will be considered untimely and will not be included in the proxy statement for the next Annual Meeting. The SEC rules establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to regularly scheduled annual meetings. The rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Also, the notice must meet the other requirements contained in our Bylaws. A copy of the relevant Bylaw provisions containing the requirements for making stockholder proposals may be obtained by contacting our Corporate Secretary at our executive offices.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR VOTE IS IMPORTANT. IF YOU ARE A STOCKHOLDER OF RECORD AND ATTEND THE ANNUAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE VOTE.

By Order of the Board of Directors

TELETOUCH COMMUNICATIONS, INC.

Douglas E. Sloan, Corporate Secretary

APPENDIX A

NOMINATING COMMITTEE CHARTER

Purpose

The Nominating Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Teletouch Communications, Inc., (the “Company”) for the purposes of (1) identifying individuals qualified to become Board members and to recommend that the Board select these individuals as nominees for election to the Board at the next annual meeting of the Company’s stockholders, and (2) developing and recommending to the Board a set of effective corporate governance policies and procedures applicable to the Company.

Committee Membership and Operations

The Committee shall consist of no fewer than three (3) and no more than five (5) members. The members of the Committee shall meet the independence requirements of The American Stock Exchange in accordance with its rules and regulations and shall also comply with and satisfy all other applicable laws, rules, regulations and requirements. The members of the Committee shall be appointed and replaced by the Board. The Board shall also appoint one member of the Committee to act as Chair of the Committee. The Chair and each other member of the Committee shall serve until the earlier of (i) the date on which s/he is no longer a member of the Board or (ii) his or her resignation or removal by the Board. The Board may appoint additional or replacement members of the Committee from time to time.

The Committee shall meet in person or telephonically as often as it deems necessary or appropriate to carry out the responsibilities and may, in its sole discretion, form and delegate authority to subcommittees (comprised solely of the Committee members) in furtherance of such responsibilities. Meetings of the Committee shall be called by the Chair, the Chairman of the Board or the President of the Company. The Committee members are expected to attend each regularly scheduled and special meetings. The Company will report director attendance in its public reports and proxy solicitation materials to the extent it is required to do under the federal securities or other applicable laws and regulations. All Committee meetings shall be held pursuant to the By-Laws of the Company with regard to notice and waiver thereof, and written minutes of each such meeting shall be duly filed with the Company’s records. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws of the Company, or (c) the laws of the state of Delaware.

The Board believes that the long-term success of the Company is dependent upon the maintenance of an ethical business environment that focuses on adherence to both the letter and the spirit of regulatory and legal mandates. The Board and Committee agendas and materials are established with legal and regulatory requirements in mind. The Board expects that directors and management will acknowledge adherence to and conduct operations consistent with the Company’s corporate governance charters and documents.

Nomination and Appointment

The Committee believes that it is in the best interests of the Company and its stockholders to obtain highly-qualified candidates to serve as members of the Board with such minimum qualifications as may be determined from time to time by the Committee. The Committee may consider candidates proposed by management or the Company’s stockholders, but is not required to do so.

Committee Authority and Responsibilities

The Committee shall develop and recommend to the Board a set of corporate governance guidelines, including policies and procedures for consideration of candidates for the Board of Directors, applicable to the Company, and shall review and reassess the adequacy of such guidelines annually and recommend to the Board any changes deemed appropriate.

The Committee shall develop policies on the size and composition of the Board.

The Committee shall actively seek individuals qualified to become board members for recommendation to the Board. The Committee shall develop membership qualifications for the Board and all Board committees, including defining specific criteria for director independence and committee membership and making any necessary independence determination for committee membership. The assessment for Board membership should include issues of diversity, age, business or administrative experience and skills, in addition to such other attributes deemed appropriate by the Committee, all in the context of an assessment of the perceived needs of the Board at that point in time. Notwithstanding the foregoing, it shall be the responsibility of the full Board to make any required independence determination as to members of this Committee. At minimum, a director candidate must be individuals, at least 18 years of age with power under law to contract and no prior convictions of (i) financial or economic crimes (e.g. embezzlement, breach of trust and fraud), or (ii) crimes of moral turpitude as defined involving fraud or dishonesty.

The Committee shall annually recommend a slate of nominees for election or reelection to the Board at the Company’s annual meeting of stockholders.

The Committee shall receive comments from all directors and report annually to the Board with an assessment of the Board’s performance, to be discussed with the full Board following the end of each fiscal year.

The Committee shall also advise the Board on (a) committee member qualifications, (b) committee member appointments and removals, (c) committee structure and operations and (d) committee reporting to the Board.

The Committee shall review and reassess the adequacy of the corporate governance procedures of the Company and recommend any proposed changes to the Board for approval.

The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm’s fees and other retention terms. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

The Committee shall adopt and maintain an orientation program for new directors and a continuing education program for all directors as it deems appropriate.

The Committee may form and delegate authority to subcommittees composed of one or more of its members when appropriate.

The Committee shall make reports to the Board at the next meeting of the Board following each Committee meeting.

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review its own performance.

APPENDIX B

FORM OF CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF

TELETOUCH COMMUNICATIONS, INC.

It is hereby certified that:

A. The name of the corporation (the “Corporation”) is “Teletouch Communications, Inc.”

B. The Corporation was originally incorporated on July 19, 1994. An Amended and Restated Certificate of Incorporation was filed on November 12, 2002 (the “Certificate of Incorporation”).

C. The amendment to the Certificate of Incorporation set forth herein was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “GCL”) by a resolution of the Board of Directors approving the amendment and directing that such amendment be submitted to a vote at a meeting of shareholders, by written notice setting forth the proposed amendment being given to each shareholder of record entitled to vote thereon within the time and manner as provided for in the GCL for the giving of notice of a meeting of shareholders and by adoption of the amendment by a majority of the votes of all shares of stock outstanding and entitled to vote thereon.

D. On March 2, 2005, the Corporation held an Annual Meeting of shareholders. The number of shares outstanding and entitled to vote at such meeting was [            ]. At such meeting, the shareholders, by a vote of [            ] for and [                    ] against, voted to amend and restate Article V of the Certificate of Incorporation in its entirety to read as follows:

“ARTICLE V. DIRECTORS.

Section 1. Number of Directors. The number of directors of the Corporation shall be set forth in the by-laws of the Corporation, which number may be increased or decreased pursuant to the by-laws of the Corporation. The board of directors is authorized to make, alter or repeal the by-laws of the Corporation.

Section 2. Removal. Pursuant to the authority granted by Section 141(k)(i) of the General Corporation Law of the State of Delaware, and notwithstanding anything to the contrary in the Corporation’s by-laws, any director of this Corporation, or the entire board of directors of this Corporation, may be removed, with or without cause, by the vote of the holders of not less than two-thirds of the shares of stock then entitled to vote in an election of directors of this Corporation.”

THE UNDERSIGNED, being the Chairman of the Corporation, for the purpose of amending the Certificate of Incorporation, does make this Certificate of Amendment to the Certificate of Incorporation, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly, has hereunto set his hand this      day of March, 2005.

TELETOUCH COMMUNICATIONS, INC.

By:	/s/ ROBERT MCMURREY
Robert McMurrey
Chairman of the Board of Directors

APPENDIX C

FIRST AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of November 17, 2004 (the “Effective Date”) by and between Teletouch Communications, Inc., a Delaware corporation (the “Corporation”), and J. Kernan Crotty, an individual residing in Bullard, Texas (the “Employee”).

WHEREAS, the Corporation and Employee are parties to an Amended and Restated Employment Agreement, dated as of June 1, 2003 (the “Employment Agreement”) and the parties desire to amend the Employment Agreement as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is agreed as follows:

1. Effective as of the Effective Date, Section 4(c) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

(c) By the Employee for “Good Reason,” (as the Employee shall determine in good faith) which shall be deemed to exist: (i) if the Company’s Board of Directors fails to elect or reelect the Employee to, or removes the Employee from, any of the offices referred to in Section 1(a); (ii) if the scope of Employee’s duties, responsibilities, authority or position is significantly reduced (excluding, for this purpose, changes in responsibilities resulting from the growth or shrinkage of the Company’s business) (but not excluding changes resulting from a sale of the Company, whether by merger, tender offer or otherwise) provided that Employee shall act (a) as to any diminution occurring prior to January 31, 2005, the later of (x) January 31, 2005 or (y) 30 days following such diminution and, (b) as to any diminution occurring on or subsequent to January 31, 2005, within 30 days of any such diminution in the scope of his duties, responsibilities, authority or position; (iii) if the Company shall have continued to fail to comply with any material provision of this Agreement after a 30-day period to cure (if such failure is curable) following written notice to the Company of such non-compliance; or, (iv) upon a change in control of the Company as defined in Rule 405 of the Securities Act of 1933 or upon sale of substantially all of the assets of the Company or the merger out of existence of the Company. In the event of any termination under this Section 4(c), the Company shall, as liquidated damages or severance pay, or both, pay the Termination Payments to Employee. In addition, the Company will pay to Employee a minimum bonus, payable as severance within 90 days after the close of the Company’s most recent fiscal year for which an annual bonus hereunder has not yet been determined as of the date of termination, in an amount equal to the greater of (i) $100,000 or (ii) the amount of Annual Bonus determined in accordance with the provisions of Section 2(b)(i) hereof, pro rated for that portion of the fiscal year during which the Employee served as President, Chief Operating Officer and Chief Financial Officer pursuant to this Agreement; provided however, that no bonus shall accrue or be payable hereunder if the Company’s reported EBITDA for such fiscal year is less than 75% of budgeted EBITDA for such fiscal year. Finally, any and all unvested options granted hereunder shall immediately terminate and that any and all vested options granted hereunder shall terminate according to their terms in the event Employee is no longer employed by the Company.

2. Effect on Employment Agreement. Except as expressly provided herein, the Amended and Restated Employment Agreement is hereby ratified and confirmed and remains in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Corporation and the Employee have executed this First Amendment to Amended and Restated Employment Agreement as of the Effective Date.

TELETOUCH COMMUNICATIONS, INC.

By:	/s/ ROBERT M. MCMURREY
	Name:	Robert M. McMurrey
	Title:	Chairman of the Board

EMPLOYEE:

/s/ J. KERNAN CROTTY
J. Kernan Crotty

TELETOUCH COMMUNICATIONS, INC.

PROXY

ANNUAL MEETING OF STOCKHOLDERS OF

TELETOUCH COMMUNICATIONS, INC.

ON MARCH 25, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Henry Y.L. Toh, Marshall G. Webb, J. Kernan Crotty, Clifford E. McFarland, Susan Stranahan Ciallella and Robert M. McMurrey, and each or any of them proxies, and agents and attorneys-in-fact, with power of substitution, to vote all shares of the undersigned at the Annual Meeting of stockholders to be held on March 25, 2005 at 10:00 a.m. at the Hotel Adolphus, 1321 Commerce Street, Dallas, Texas 75202 or at any adjournment thereof, upon the matters set forth in the proxy statement for such meeting.

1. TO ELECT TWO CLASS I DIRECTORS.

[ ] FOR THE NOMINEES LISTED BELOW [ ] WITHHOLD AUTHORITY
to vote for the nominees listed below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR THE NOMINEE STRIKE A LINE THROUGH THE NOMINEE’S NAME BELOW:)

Robert M. McMurrey	Clifford E. McFarland

2. TO APPROVE AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS TO ELIMINATE THE CLASSIFIED BOARD.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3. TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Dated:
Signature

Signature if held jointly

NOTE: When shares are held by joint tenants, both should sign. Persons signing as Executor, Administrator, Trustee, etc. should so indicate. Please sign exactly as the name appears on the proxy.

IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

ANNUAL MEETING OF SHAREHOLDERS

MARCH 25, 2005

AT THE

HOTEL ADOLPHUS

1321 COMMERCE STREET

DALLAS, TEXAS 75402

Whether or not you expect to be present at the Annual Meeting, please sign and return the enclosed proxy promptly. Your vote is important. If you are a stockholder of record and attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at any time prior to the vote.

*-*-*-*-*-*-*-*-*

THE FINANCIAL STATEMENTS AND NOTES TO FINANCIAL STATEMENTS, TOGETHER WITH QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK AND MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS WHICH ARE REQUIRED TO BE INCLUDED IN THIS PROXY STATEMENT ARE INCORPORATED HEREIN FROM THE COMPANY’S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED MAY 31, 2004. A COPY OF THE ANNUAL REPORT IS INCLUDED WITH THIS PROXY STATEMENT TOGETHER WITH THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED NOVEMBER 30, 2004.